APOLLO GROUP, INC.
LONG-TERM INCENTIVE PLAN
PLAN AMENDMENT
     The Apollo Group, Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”), is hereby further amended, effective June 22, 2007, as follows:
     1. There is hereby added to the Plan new Article 18 to read as follows:
     ARTICLE 18.          PERFORMANCE VESTING AWARDS
               18.1. Performance Vesting Awards. The Committee shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards so that the shares of Stock subject to those Awards shall vest upon the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Committee at the time of the Award. The Performance Goals that the Committee may utilize in establishing the specific targets upon which the vesting of the Award or Awards shall be dependent shall be limited to the following: pre-tax or after-tax net earnings or net income, sales or revenue growth, cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, market share, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, economic value-added models, operating income, net operating income or net operating income after tax; operating profit or net operating profit, operating margin, cost reductions or budget objectives, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Goal or Goals to be used for each Award designed to qualify as performance-based compensation under Section 162(m) and may at that time provide for appropriate adjustments to the calculation of such Performance Goals in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.
               18.2 Limitation on Awards. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment in accordance with Section 15.1, the maximum aggregate number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during the Company’s fiscal year shall be one million (1,000,000) shares.

     2. Section 15.1 of the Plan is hereby amended in its entirety to read as follows:
               15.1 General. Should any change be made to the outstanding Stock by reason of any stock dividend, stock split or split-up, recapitalization, liquidation, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Stock as a class effected without the Company’s receipt of consideration, or should the value of outstanding shares of Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Committee to the number and/or class of securities issuable under the Plan, the maximum number and/or class of securities for which Awards may be made per Participant and the number and/or class of securities subject to teach Award and the exercise price or issue per share (if any) in effect for that Award in such manner as the Committee deems appropriate to preclude the dilution or enlargement of rights under such Award, and such adjustments shall be final, binding and conclusive; ; provided, however, that in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 14.1 governing Change of Control transactions. Notwithstanding the above, the conversion of any convertible securities of the Company shall not be deemed to have been “effected without the Company’s receipt of consideration.
     3. Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect immediately prior to such amendment shall continue in full force and effect.
          IN WITNESS WHEREOF, APOLLO GROUP, INC. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 26th day of June 2007.

APOLLO GROUP, INC.

By: /s/ Joseph L. D’Amico

TITLE: Chief Financial Officer